================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(A) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      PEDIATRIC SERVICES OF AMERICA, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  No Filing fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                     LOGO
                         [LOGO OF PEDIATRIC SERVICES]


                               December 30, 1997

Dear Stockholder:

  You are cordially invited to attend the 1998 Annual Meeting of Stockholders. It will be held in the Medlock Auditorium at the Northeast Atlanta Hilton Hotel, 5993 Peachtree Industrial Boulevard, Norcross, Georgia. It will begin at 3:00 p.m. on Wednesday, January 21, 1998.

  The Notice of Meeting and the Proxy Statement on the following pages cover the formal business of the meeting, which includes the election of directors, an amendment to each of the Company's two Stock Option Plans, the selection of auditors, and such other business as may be properly brought before the meeting.

  At the Annual Meeting, Stephen M. Mengert and I will report on the current operations of the Company. Following our presentation, there will be an open discussion session during which your questions and comments will be welcome. Representatives of our independent auditors, Ernst & Young LLP, will also be present to respond to questions from stockholders.

  Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted at the meeting. You are urged to complete, sign, date and return the enclosed proxy card even if you plan to attend the meeting. Return of the proxy card will not prevent you from voting in person at the meeting should you later decide to do so. For your convenience a postage paid envelope is enclosed.

  We hope you will plan to join us.


                                          /s/ JOSEPH D. SANSONE
                                          -------------------------------------
                                          Joseph D. Sansone
                                          Chairman and President

                      PEDIATRIC SERVICES OF AMERICA, INC.
                               3159 CAMPUS DRIVE
                         NORCROSS, GEORGIA 30071-1042

                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD JANUARY 21, 1998

To the Stockholders of Pediatric Services of America, Inc.:

  The 1998 Annual Meeting of Stockholders of Pediatric Services of America, Inc. will be held in the Medlock Auditorium of the Northeast Atlanta Hilton Hotel, 5993 Peachtree Industrial Boulevard, Norcross, Georgia, on the 21st day of January, 1998, at 3:00 p.m., for the purpose of considering and voting upon:

1. A proposal to elect two Class I members of the Board of Directors for a term of office stated in the Proxy Statement;

2. A proposal to approve an amendment to the Company's Amended and Restated Stock Option Plan which increases the aggregate number of shares of Common Stock authorized for issuance under the Plan from 700,000 to 1,750,000;

3. (a) A proposal to approve an amendment to the Company's Directors' Stock Option Plan which increases the aggregate number of shares of Common Stock authorized for issuance under the Plan from 95,000 to 300,000;

  (b) A proposal to approve an amendment to the Company's Directors' Stock Option Plan which gives the Compensation Committee the authority and sole discretion to (i) make additional grants of options and (ii) approve all subsequent transactions related to the grants;

4. A proposal to approve and ratify the Board of Directors' selection of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending September 30, 1998; and

5. To transact such other business as may properly come before the meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

  Information relating to the above matters is set forth in the attached Proxy Statement. The Board of Directors has fixed December 1, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and, accordingly, only holders of Pediatric Services of America, Inc. Common Stock of record at the close of business on that date will be entitled to notice of and to vote at said meeting. A list of stockholders of the Company as of the close of business on December 1, 1997 will be available for inspection during normal business hours from January 9, 1998 through January 21, 1998 at the headquarters of the Company located at 3159 Campus Drive, Norcross, Georgia 30071.

  MANAGEMENT WOULD APPRECIATE YOUR SIGNING AND RETURNING THE ACCOMPANYING PROXY CARD PROMPTLY SO THAT IF YOU DO NOT ATTEND THE MEETING, YOUR SHARES WILL BE VOTED.

                                          By Order of the Board of Directors,

                                           /s/ Stephen M. Mengert
                                          -------------------------------------
                                          Stephen M. Mengert
                                          Secretary

                               -----------------
                                PROXY STATEMENT
                               -----------------

                        ANNUAL MEETING OF SHAREHOLDERS


  This Proxy Statement, mailed on or about December 30, 1997, is furnished to the stockholders of Pediatric Services of America, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the 1998 Annual Meeting of Stockholders and at any adjournments thereof (the "Annual Meeting"). The Annual Meeting will be held at 3:00 p.m., local time, on Wednesday, January 21, 1998 in the Medlock Auditorium at the Northeast Atlanta Hilton Hotel located at 5993 Peachtree Industrial Boulevard, Norcross, Georgia.

                                    VOTING

GENERAL

  The securities that can be voted at the Annual Meeting consist of Common Stock of the Company, $.01 par value per share (the "Common Stock"), with each share entitling its owner to one vote on each matter submitted to the stockholders. The record date for determining the holders of Common Stock who are entitled to receive notice of and to vote at the Annual Meeting is December 1, 1997. On the record date, 6,521,976 shares of Common Stock were outstanding and eligible to be voted at the Annual Meeting.

QUORUM AND VOTE REQUIRED

  The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. In counting the votes to determine whether a quorum exists at the Annual Meeting, the proposal receiving the greatest number of all votes cast "for" or "against", as well as abstentions (including instructions to withhold authority to vote) and broker non-votes (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others), will be used.

  In voting for the proposal to elect directors (Proposal 1), stockholders may vote in favor of all nominees or withhold their votes as to all nominees, or withhold their votes as to specific nominees. In voting with regard to the proposals to amend each of the Company's two stock option plans (Proposals 2 and 3(a) and (b)), and to ratify the selection of Ernst & Young LLP, as independent auditors (Proposal 4), stockholders may vote in favor of the proposal or against the proposal or may abstain from voting. Pursuant to the Bylaws of the Company, the affirmative vote of the holders of majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required to approve each of the four proposals. As a result, shares which are withheld or abstained from voting and any broker non-votes with regard to a proposal will have the same legal effect as a vote against the proposal.

  The Company believes that approximately 358,125 shares owned or controlled on the record date by directors and executive officers of the Company, constituting approximately 5.5% of the outstanding Common Stock, will be voted in favor of each of the proposals.

PROXIES

  The accompanying form of proxy is for use at the Annual Meeting if a stockholder is unable to attend in person or is able to attend but does not wish to vote in person. Stockholders should specify their choices with regard to each of the four proposals on the enclosed proxy card. All properly executed proxy cards delivered by stockholders to the Company in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the directions noted thereon. In the absence of such instructions, the shares represented by a signed and dated proxy card will be voted "FOR" the election of all director nominees named in Proposal 1 and "FOR" Proposals 2, 3 (a) and (b), and 4. In all other matters that properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

  Any stockholder delivering a proxy has the power to revoke it at any time before it is voted by giving written notice to Stephen M. Mengert, the Secretary of the Company, at 3159 Campus Drive, Norcross, Georgia 30071-1042, by executing and delivering to Mr. Mengert a proxy card bearing a later date, or by voting in person at the Annual Meeting.

  In addition to soliciting proxies through the mail, the Company has requested brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. Their expenses and all other expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company also may solicit proxies through its directors, officers and employees in person and by telephone and facsimile, without payment of additional compensation to such persons.

                                STOCK OWNERSHIP

  The table below sets forth information regarding the beneficial ownership of the Company's Common Stock, as of October 24, 1997, by (i) each person known to the Company to be the beneficial owner of more than 5% of the Common Stock,
(ii) each of the Company's directors, (iii) each executive officer of the Company named in the Summary Compensation Table on page 8, and (iv) all directors and executive officers of the Company as a group, based on data furnished to the Company by the named persons.

                                            AMOUNT AND NATURE OF    PERCENT OF
             BENEFICIAL OWNER              BENEFICIAL OWNERSHIP (1)  CLASS (1)
             ----------------              -----------------------  ----------
Baron Capital, Inc. (2)...................        1,393,400           21.6%
 Principal Stockholder
The Kaufmann Fund, Inc. (3) ..............          469,800            7.3%
 Principal Stockholder
Massachusetts Financial Services Company
(4) ......................................          582,760            9.0%
 Principal Stockholder
Pilgrim, Baxter & Associates, Ltd. (5) ...          416,500            6.5%
 Principal Stockholder
Joseph D. Sansone (6).....................          190,271            2.9%
 Chairman of the Board of Directors,
 President and Chief Executive Officer
Stephen M. Mengert (7)....................            5,000             *
 Senior Vice President, Chief Financial
 Officer, Secretary and Treasurer
James R. Henderson (8) ...................           49,200             *
 Senior Vice President of Operations
Charles P. Gaetano (9) ...................            4,960             *
 Senior Vice President of Development
Robert P. Pinkas (10) ....................          155,351            2.4%
 Director
Richard S. Smith (11).....................           28,093             *
 Director
Adam O. Holzhauer (12)....................           58,000             *
 Director
Irving S. Shapiro (13)....................           41,600             *
 Director
Michael J. Finn (14)......................           15,700             *
 Director
All executive officers and directors as a
group (9 persons) (15)....................          548,175            8.5%

--------
  * Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.
 (1) Except as indicated in the footnotes set forth below the persons named in the table, to the Company's knowledge, have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The numbers of shares shown include shares that are not currently outstanding but which certain stockholders are entitled to acquire or will be entitled to acquire within 60 days from October 24, 1997 upon the exercise of stock options. Such shares are deemed to be outstanding for the purpose of computing the percentage of outstanding Common Stock owned by the particular stockholder or group but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
 (2) The address of Baron Capital, Inc. is 757 Fifth Avenue, 24th Floor, New York, New York 10153.
 (3) The address of The Kaufmann Fund, Inc. is 140 E. 45th Street, 43rd Floor, New York, New York 10017.
 (4) The address of Massachusetts Financial Services, Company is 500 Boylston Street, Boston, Massachusetts 02116.
 (5) The address of Pilgrim, Baxter & Associates, Ltd. is 1255 Drummers Lane, Suite 300, Wayne, PA 19087.
 (6) Includes options to purchase 64,950 shares of Common Stock.
 (7) Consists entirely of options to purchase shares of Common Stock.
 (8) Includes options to purchase 12,850 shares of Common Stock.
 (9) Includes options to purchase 4,250 shares of Common Stock.
(10) Consists of options to purchase 15,000 shares of Common Stock, 6,437 shares of Common Stock owned by Pinkas Family Partners of which Mr. Pinkas is general partner, and 123,914 of Common Stock owned by Brantley Venture Management, L.P. of which Pinkas Family Partners is the general partner.
(11) Consists of 13,093 shares of Common Stock held by Smith Family Investment Partners and options to purchase 15,000 shares of Common Stock. Mr. Smith is general partner of Smith Family Investment Partners, and he therefore may be deemed to beneficially own the shares held by Smith Family Investment Partners. Mr. Smith disclaims any beneficial ownership of the shares held by Smith Family Investment Partners.
(12) Includes options to purchase 16,400 shares of Common Stock.
(13) Consists entirely of options to purchase shares of Common Stock.
(14) Includes options to purchase 15,000 shares of Common Stock.
(15) Includes options to purchase 190,050 shares of Common Stock.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The Amended and Restated Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than three nor more than fifteen members as fixed from time to time by vote of a majority of the entire Board of Directors. The Board of Directors is currently set at six members. The Amended and Restated Certificate of Incorporation further provides that the Board of Directors shall be divided into three classes as nearly equal in number as possible. The term of office of one of the classes of directors expires each year and a new class of directors is elected each year by the stockholders for a term of three years and until their successors are elected and qualified.

  At the 1998 Annual Meeting the terms of the two Class I directors expire. The Board of Directors has nominated Robert P. Pinkas and Richard S. Smith to serve as the Class I directors of the Company for a three year term expiring at the 2001 Annual Meeting of Stockholders. These individuals are currently serving as Class I directors of the Company. If either of the nominees should become unavailable to serve for any reason (which is not anticipated), the Board of Directors, in its discretion, may designate a substitute nominee or nominees, (in which case the persons named as proxies on the enclosed proxy card will vote all valid proxy cards for the election of such substitute nominee or nominees), or allow the vacancy or vacancies to remain open until the Board of Directors locates a suitable candidate, or by resolution reduce the authorized number of directors.

  The following is certain information concerning the nominees for election as well as the directors whose terms of office will continue after the Annual Meeting. Information regarding their ownership of the Company's Common Stock is as of October 24, 1997.

NOMINEES FOR RE-ELECTION AS DIRECTORS AT THE 1998 ANNUAL MEETING

     CLASS I--NOMINEES TO SERVE AS DIRECTORS UNTIL THE 2001 ANNUAL MEETING

ROBERT P. PINKAS (44) is a General Partner of Brantley Venture Partners, L.P., a venture capital firm based in Cleveland, Ohio, of which he was the founding partner in 1987. Mr. Pinkas has been a director, officer and investor in several early stage technology businesses since 1981, including Quad Systems Corporation, Medirisk, Inc., Waterlink, Inc. and Brantley Capital Corporation. He currently serves as Chairman of the Board of Gliatech, Inc.


Member:  Compensation Committee           First became a director:  1989

RICHARD S. SMITH (62) has been President of Ventex Management, Inc. or its predecessors since 1987. Ventex Management, Inc. is the general partner of Ventex Partners, Ltd., an investment partnership located in Houston, Texas. Mr. Smith currently serves as a Director of several private corporations.

Member:  Compensation Committee           First became a director:  1993
      Audit Committee

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RE-ELECTION OF MESSRS. PINKAS AND SMITH AS DIRECTORS OF THE COMPANY FOR A THREE YEAR TERM, TO HOLD OFFICE UNTIL THE 2001 ANNUAL MEETING .

CONTINUING DIRECTORS OF THE COMPANY

              CLASS II--TERM EXPIRING AT THE 1999 ANNUAL MEETING

ADAM O. HOLZHAUER (51) is Chairman of the Board and Chief Executive Officer of Royale Healthcare, Inc., a hospital management company which he founded in 1988. Mr. Holzhauer is also President of Adam Holzhauer, Inc., a private investment company. From 1985 until 1994, Mr. Holzhauer served as President of Master Ventures, Inc., a division of Master Collectors, which provides accounts receivable management and collection services for health care providers, government agencies, major retailers, banks and national credit card companies.

Member:  Audit Committee (Chairman)       First became a director:  1989

MICHAEL J. FINN (48) has been a General Partner of Brantley Venture Partners, L.P., a venture capital firm based in Cleveland, Ohio, since May 1995. Mr. Finn served from 1987 until May 1995 as Vice President, Venture Capital and Emerging Growth for Sears Investment Management Co. and during his tenure headed the Venture Capital Group for the firm. Previously, Mr. Finn was Deputy Director of the Bureau of Investments, Michigan Department of Treasury. In this capacity, Mr. Finn headed the Venture Capital Group. Mr. Finn is also a director of MediRisk, Silvon Software and The Rhomas Group.

Member:  Audit Committee                  First became a director:  1989

              CLASS III--TERM EXPIRING AT THE 2000 ANNUAL MEETING

JOSEPH D. SANSONE (54) has been Chairman of the Board of Directors, President and Chief Executive Officer of the Company since its formation in 1989. From September 1987 until the formation of the Company, Mr. Sansone was President of Ambulatory Services of America, Inc., a wholly owned subsidiary of Charter Medical Corporation ("Charter Medical"), the Company's former parent. Prior to joining Charter Medical, Mr. Sansone was employed by American Medical International, Inc. ("AMI"). From 1985 to 1987, he served as Vice President of AMI Home Health Equipment Centers, a division of AMI specializing in durable medical equipment sales and rentals.

Member:  Audit Committee                  First became a director:  1989

IRVING S. SHAPIRO (81) has been Of Counsel to the law firm Skadden, Arps, Slate, Meagher & Flom, LLP in Wilmington, Delaware, since 1990, and from 1981 to 1990 was a Partner of that firm. Prior to joining Skadden, Arps, Slate, Meagher & Flom, LLP, Mr. Shapiro was Chairman of the Board and Chief Executive Officer of E. I. du Pont de Nemours & Company. Mr. Shapiro currently serves as Director of AEA Investors Inc., Gliatech Inc. and J. P. Morgan Florida Savings Bank. He also serves as a Trustee of the Howard Hughes Medical Institute and Chairman of the Board of Sola International, Inc. and Marvin & Palmer Associates, Inc.

Member:  Compensation Committee (Chairman)First became a director:  1992

COMMITTEES OF THE BOARD

  The Company's Board of Directors has two committees: a Compensation Committee and an Audit Committee.

  The Compensation Committee formulates executive compensation policy, reviews and approves compensation plans relating to officers and administers the Company's stock option plans. The members of the Compensation Committee are Irving S. Shapiro (Chairman), Richard S. Smith and Robert P. Pinkas. The Compensation Committee held one meeting during fiscal 1997.

  The Audit Committee makes recommendations concerning the selection of independent auditors of the Company and their duties and fees; reviews their audit plan, the scope and results of their audit engagement and the accompanying management letter, if any; reviews the scope and results of the Company's internal auditing procedures; consults with the independent auditors and management with regard to the Company's accounting methods and the adequacy of its internal accounting controls; approves professional services provided by the independent auditors; reviews the independence of the independent auditors; and reviews the range of the independent auditors' audit and non-audit fees. The members of the Audit Committee are Adam O. Holzhauer (Chairman), Joseph D. Sansone, Michael J. Finn and Richard S. Smith. The Audit Committee held two meetings during fiscal 1997.

  The Board of Directors as a whole acts as a nominating committee to select nominees for election as directors of the Company. The Board of Directors will consider nominees recommended by stockholders if submitted to the Board of Directors in accordance with the procedures specified in the Company's Bylaws. See "Stockholders' Proposals for 1999 Annual Meeting" below.

DIRECTORS' COMPENSATION AND ATTENDANCE

  Under the Amended and Restated Directors' Stock Option Plan (the "Directors' Stock Option Plan"), directors of the Company who are not officers or employees of the Company each receive, in lieu of cash fees, annual grants of options to purchase 6,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant and which expire ten years after issuance. Under the Plan as it is proposed to be amended, the Compensation Committee will have authority and sole discretion to grant additional options to non-employee directors. Options to purchase 9,000 shares of Common Stock were granted to each of the five non-employee directors, effective as of February 24, 1997, subject to stockholder approval of the proposed plan amendments. The options vest on the first anniversary of their issuance, provided that the grantee is then a director of the Company. A total of 95,000 shares of Common Stock have been reserved for issuance pursuant to options granted and to be granted under the Amended and Restated Directors' Stock Option Plan. Directors who are salaried employees of the Company receive no additional compensation for their services as directors. An amendment to the Directors' Stock Option Plan has been proposed to increase the aggregate number of shares of Common Stock authorized for issuance under the Plan from 95,000 to 300,000. See "Proposal 3--Approval of Proposed Amendments to the Directors' Stock Option Plan."

  During fiscal 1997, ten meetings of the Board of Directors were held and three meetings of Committees of the Board were held. Each director attended in excess of 75% of the total number of meetings of the Board and each Committee on which he served in fiscal 1997.

ADDITIONAL INFORMATION

  For additional information that should be considered with regard to the election of directors, see "Executive Compensation", "Certain Transactions", "Stock Performance Graph" and "Section 16(a) of the Securities Exchange Act Beneficial Ownership Reporting Compliance" below.

                            EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

  This report discusses the Compensation Committee's objectives and policies regarding executive compensation. The report specifically reviews the bases for the compensation for the Company's President and Chief Executive Officer for fiscal 1997 and its policy generally with respect to the compensation of all executive officers for fiscal 1997.

Chief Executive Officer Compensation

  For fiscal 1997, the base salary for Mr. Sansone was set at $225,000 pursuant to an employment agreement between the Company and Mr. Sansone, effective October 1, 1996. See "Employment Agreements" below. The Compensation Committee determines any annual salary increase, incentive bonus and stock option grants based on the performance of the Company measured against an annual plan submitted and approved by the full Board and the Committee's subjective evaluation of Mr. Sansone's performance as it relates to the performance of the Company. The Compensation Committee believes that this relationship between performance and pay is appropriate and serves the stockholders' interests. The Compensation Committee then submits Mr. Sansone's compensation package to the Board of Directors for ratification. Members of the Compensation Committee have extensive experience in serving on compensation committees at other companies, which provides the Company with knowledge of comparable compensation policies.

  In determining Mr. Sansone's compensation for fiscal 1997, the Compensation Committee took into consideration that the Company's net revenue in fiscal 1996 increased 46% over fiscal 1995, and that net income before income taxes and extraordinary items increased 21%. Based on the record financial results for fiscal 1996, the Compensation Committee approved at the beginning of fiscal 1997 a salary increase of 15% for Mr. Sansone for fiscal 1997.

  Similarly, in determining Mr. Sansone's fiscal 1997 bonus, the Compensation Committee took into consideration that the Company's fiscal 1997 net revenue increased 25% over fiscal 1996 and that income before income taxes and extraordinary items increased 43%. Based on the record financial results for fiscal 1997 and the completion of 13 acquisitions during fiscal 1997, the Compensation Committee approved an incentive bonus of $100,000 for Mr. Sansone for fiscal 1997.

Compensation Policy for Executive Officers

  The Company's executive officers receive base salaries that are considered on the low end of an average base salary for executive officers in comparable positions at other growth companies in the health care industry. This reflects the Compensation Committee's desire to place more emphasis on the non-cash incentive portion of the compensation package. Because the Company is a growth company, the Compensation Committee seeks to use non-cash compensation such as the grant of stock options as a long-term performance incentive for the executive officers. Stock options enable the Company's executive officers to benefit from their efforts to improve the Company's financial results, consistent with the interests of all stockholders, because improved financial results are likely to be reflected in the Company's stock price and would thereby increase stockholder value. It is the Compensation Committee's belief that the granting of stock options will encourage performance by the Company's executive officers that contributes to the long-term growth of the Company.

  For fiscal 1997, the compensation of the Company's executive officers other than the Chief Executive Officer was recommended by the Chief Executive Officer to the Compensation Committee, subject to ratification by the Board of Directors. Recommendations for annual increases in salary and incentive bonuses are based on the Chief Executive Officer's review and evaluation of each executive officer's performance as it relates to the goals of the Company. Measures of performance include divisional results for which each executive officer is responsible, Company-wide results, and individual goals and objectives set by the Chief Executive Officer and the individual executive officer prior to the beginning of the fiscal year. The Compensation Committee reviews the Chief Executive Officer's recommendations, makes any changes it feels necessary, approves the compensation packages and presents them to the Board for ratification.

OMNIBUS BUDGET RECONCILIATION ACT OF 1993 IMPLICATIONS FOR EXECUTIVE
COMPENSATION

  It is the responsibility of the Committee to address the issues raised by changes in the tax laws which made certain non-performance-based compensation to executives of public companies in excess of $1,000,000 non-deductible beginning in 1994. In this regard, the Committee must determine whether any actions with respect to this limit should be taken by the Company. Based on the Company's current level of compensation it is not necessary to consider this issue at this time. The Company intends to take the necessary steps to ensure its executive officers' compensation policies comply with the cap at the appropriate time.

  Compensation Committee: Irving S. Shapiro (Chairman), Robert P. Pinkas and Richard Smith.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Company for fiscal 1997 consisted of Messrs. Pinkas, Shapiro and Smith. Messrs. Pinkas, Shapiro and Smith have never been employees of the Company.

SUMMARY COMPENSATION

  The following table summarizes the total compensation paid or accrued by the Company for each of its executive officers for the fiscal year ended September 30, 1997:

                          SUMMARY COMPENSATION TABLE

                                                              LONG-TERM
                                                            COMPENSATION
                                                          -----------------
NAME AND                                    ANNUAL        SHARES UNDERLYING    ALL OTHER
PRINCIPAL POSITION       FISCAL YEAR   COMPENSATION (1)      OPTIONS (4)    COMPENSATION (5)
------------------       ----------- -------------------- ----------------- ----------------
                                     SALARY (2) BONUS (3)
                                     ---------- ---------
JOSEPH D. SANSONE.......    1997      $230,500  $100,000       15,000           $ 6,531
 President and Chief        1996
 Executive Officer                    $200,000  $100,000       45,000           $10,203
                            1995      $175,000  $ 90,000       20,000           $10,702

STEPHEN M. MENGERT (6)..    1997      $160,000  $ 40,000       10,000           $ 4,800
 Senior Vice President,
 Chief Financial            1996      $ 30,500  $    --        20,000           $   692
 Officer, Secretary and
 Treasurer

JAMES R. HENDERSON .....    1997      $ 96,000  $ 22,000        7,500           $ 2,084
 Senior Vice President
 of Operations              1996      $ 95,000  $ 13,500       13,000           $ 1,750
                            1995      $ 81,000  $ 17,000        5,000           $ 1,626

CHARLES P. GAETANO (7)..    1997      $110,650  $ 46,621        7,500           $ 5,201
 Senior Vice President
 of Development             1996      $104,000  $ 13,500       13,000           $ 5,648
                            1995      $ 50,000  $    --         2,000           $ 2,561

--------
(1) Messrs. Sansone, Mengert, Henderson and Gaetano did not receive any perquisites, other personal benefits, securities or property in the indicated fiscal years in excess of 10% of their annual salary.
(2) Includes amounts deferred at the election of the officers pursuant to the Company's Section 401(k) savings plan. See "401(k) Plan" below. During fiscal 1997, Mr. Mengert made no contributions to the Section 401(k) savings plan.
(3) The compensation of the above-listed individuals, including bonuses, is determined by the Compensation Committee of the Board of Directors. See "Incentive Bonus Policy" and "Report of the Compensation Committee of the Board of Directors on Executive Compensation."
(4) Includes options granted on February 24, 1997, subject to stockholder approval of the increase in the number shares of Common Stock issuable under the Pediatric Services of America, Inc. Amended and Restated Stock Option Plan. See "Proposal No. 2--Approval of Proposed Amendment to the Amended and Restated Stock Option Plan."
(5) Reflects for fiscal 1997 (a) premiums of $5,300 paid by the Company for a term life insurance policy on the life of Mr. Sansone, the proceeds of which are payable to a beneficiary designated by Mr. Sansone, (b) amounts contributed by the Company on behalf of Messrs. Sansone, Henderson and Gaetano of $1,231, $2,084 and $1,601, respectively, pursuant to the Company's Section 401(k) savings plan and (c) amounts reimbursed by the Company to Messrs. Mengert and Gaetano of $4,800 and $3,600, respectively, pursuant to the Company's car allowance program.
(6) Mr. Mengert began employment on July 15, 1996 as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of the Company.
(7) Mr. Gaetano began employment on April 1, 1995 in connection with the Company's purchase of Pediatric Partners, Inc.

INCENTIVE BONUS POLICY

  The Company has established an incentive bonus policy (the "Incentive Bonus Policy") that provides for cash bonuses to certain employees of the Company, including all executive officers. Payment of any bonus under the Incentive Bonus Policy is at the discretion of the Compensation Committee, subject to ratification by the Board of Directors, but is based generally on factors such as increases in overall corporate profitability, divisional profitability and achieving goals as outlined in the Company's annual financial and operational plan. The Board of Directors may amend, suspend or discontinue the Incentive Bonus Policy at any time. Cash bonuses aggregating $208,621 were paid to executive officers under the Incentive Bonus Policy for fiscal 1997. Cash bonuses paid under the Incentive Bonus Policy to the above individuals for fiscal 1997 are included in the "bonus" amounts reported for them in the Summary Compensation Table.

STOCK OPTIONS

  The Company has adopted, and its stockholders have approved, the Pediatric Services of America, Inc. Amended and Restated Stock Option Plan (the "Stock Option Plan"). The Stock Option Plan is designed to provide a means by which selected key persons may be given an opportunity to purchase stock of the Company, to help secure and retain the services of key persons, and to provide incentives for such persons to exert maximum efforts for the success of the Company. The Company has reserved 700,000 shares of Common Stock for issuance pursuant to the Stock Option Plan. Options granted under the Stock Option Plan may be either (i) options intended to qualify as incentive stock options ("Incentive Stock Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) nonqualified stock options ("Nonqualified Stock Options"). Incentive Stock Options may be granted only to employees (including officers) of the Company or its affiliates. Nonqualified Stock Options may be granted only to key employees, directors or consultants or advisors of the Company or its affiliates. A director is not eligible to participate in the Stock Option Plan unless such director has expressly been declared eligible to participate in the Stock Option Plan by the Board of Directors or the Compensation Committee.

  An Incentive Stock Option that is granted under the Stock Option Plan may not be granted at a price less than the fair market value of the Common Stock on the date of grant. In the case of Nonqualified Stock Options, the exercise price may not be less than 85% of the fair market value on the date of grant. Options may not be exercised more than ten years, or earlier than six months, after the date of grant. An option shall terminate 30 days after termination of the optionee's employment or relationship as a consultant, advisor or director with the Company or an affiliate, unless the option by its terms specifies a different date of termination. The Compensation Committee has the authority to determine which of the persons eligible under the Stock Option Plan shall be granted options and their allotment, to determine whether the option will be an Incentive Stock Option or a Nonqualified Stock Option, to determine the price, terms and vesting schedule for the options granted and to construe and interpret the Stock Option Plan and options granted thereunder. The unvested portion of any option will accelerate and become vested upon the occurrence of events specified in the Stock Option Plan. The Board of Directors has the authority to amend the Stock Option Plan at any time, subject to stockholder approval for certain material amendments. The Board of Directors may suspend or terminate the Stock Option Plan at any time.

  The Stock Option Plan is proposed to be amended to increase the aggregate number of shares of Common Stock authorized for issuance under the Plan from 700,000 to 1,750,000. See "Proposal 2--Approval of Proposed Amendment to the Amended and Restated Stock Option Plan."

CONTINUING STOCK OPTIONS

  The following table sets forth information regarding the number, terms and potential realizable value of stock options granted to Messrs. Sansone, Mengert, Henderson, and Gaetano during fiscal 1997:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                POTENTIAL REALIZABLE
                                                                                  VALUE AT ASSUMED
                            NUMBER OF      % OF TOTAL                           ANNUAL RATES OF STOCK
                            SECURITIES      OPTIONS                              PRICE APPRECIATION
                            UNDERLYING     GRANTED TO    EXERCISE                  FOR OPTION TERM
                             OPTIONS      EMPLOYEES IN     PRICE     EXPIRATION ----------------------
          NAME           GRANTED (1), (2) FISCAL YEAR  PER SHARE (1)    DATE        5%        10%
          ----           ---------------- ------------ ------------- ---------- ---------- -----------
Joseph D. Sansone.......      15,000          7.71%       $18.00     02/24/2007 $  169,800 $  430,309
Stephen M. Mengert......      10,000          5.14%       $18.00     02/24/2007 $  113,199 $  286,872
James R. Henderson......       7,500          3.86%       $18.00     02/24/2007 $   84,900 $  215,154
Charles P. Gaetano......       7,500          3.86%       $18.00     02/24/2007 $   84,900 $  215,154

--------
(1) All options were granted at an exercise price equal to the fair market value of the underlying shares as of the date of the grant and are exercisable in one-fourth increments on each anniversary of the grant date.
(2) Includes options granted on February 24, 1997, subject to stockholder approval of the increase in the number shares of Common Stock issuable under the Plan. See "Proposal No. 2--Approval of Proposed Amendment to the Amended and Restated Stock Option Plan."

  The following table sets forth certain information with respect to exercises of stock options during fiscal 1997 by each of the named executives and the fiscal year-end value of unexercised stock options held by them:


                                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                       AND FISCAL YEAR-END OPTION VALUES
                         -------------------------------------------------------------
                                                       NUMBER OF
                                                      SECURITIES         VALUE OF
                                                      UNDERLYING        UNEXERCISED
                                                      UNEXERCISED      IN-THE-MONEY
                            SHARES                      OPTIONS           OPTIONS
                         ACQUIRED ON     VALUE      AT FISCAL YEAR-   AT FISCAL YEAR-
NAME                     EXERCISE (#) REALIZED (1)      END (3)             END
----                     ------------ ------------ ----------------- -----------------
                                                     EXERCISABLE/      EXERCISABLE/
                                                     UNEXERCISABLE   UNEXERCISABLE (2)
                                                   ----------------- -----------------
Joseph D. Sansone.......      --             --      64,950/65,850   $848,361/$356,641
Stephen M. Mengert......      --             --       5,000/25,000   $ 27,500/$136,199
James R. Henderson......    7,350       $129,453     12,850/20,950   $147,500/$ 99,198
Charles P. Gaetano......      --             --       4,250/18,250   $ 13,741/$ 72,257

--------
(1) Such value is computed by subtracting the option exercise price from the market price of the Common Stock on the date of exercise and multiplying that figure by the total number of options exercised.
(2) Such value is computed by subtracting the option exercise price from the market price of the Common Stock on September 30, 1997 and multiplying that figure by the total number of exercisable/unexercisable options.
(3) Includes options granted on February 24, 1997, subject to stockholder approval of the increase in the number shares of Common Stock issuable under the Pediatric Services of America, Inc. Amended and Restated Stock Option Plan. See "Proposal No. 2--Approval of Proposed Amendment to the Amended and Restated Stock Option Plan."

401(K) SAVINGS PLAN

  The Company maintains the Pediatric Services of America, Inc., 401(k) Savings Plan (the "401(k) Plan"), which became effective January 1, 1992. The 401(k) Plan covers all employees of the Company (except, among others, highly compensated employees as defined in the Plan, certain employees designated as part-time employees and employees deemed to be leased employees within the meaning of certain provisions of the Code) who have completed at least 1,000 hours and one year of service with the Company. Under the 401(k) Plan, each eligible employee may elect to contribute a portion of his compensation up to a maximum of 20% of pre-tax compensation, not exceeding $9,500 for the 1997 calendar year, and 5% of after-tax compensation (or the maximum amount then permitted by the Code). The Company may, in its discretion, make contributions on behalf of eligible employees in an amount up to the employee's contributions. All employees' contributions to the 401(k) Plan are 100% vested. Company contributions vest 100% over a period of five years of service with the Company. Distribution of accrued benefits normally will commence upon the participant's reaching age 65 (or if earlier, upon the participant's death or disability).

NON-QUALIFIED DEFERRED COMPENSATION PLAN

  In October 1997, the Company amended the 401(k) Plan to remove certain selected management or highly compensated employees earning more than $80,000 annually from being eligible to participate in the 401(k) Plan. The Company adopted the Pediatric Services of America, Inc. Non-Qualified Deferred Compensation Plan (the "Non-Qualified Plan") for those employees of the Company. The Compensation Committee administers the Non-Qualified Plan, and the Board of Directors annually selects the employees who are eligible to participate in the Non-Qualified Plan and the tier to which the employee shall be a member. The purposes of this plan is to provide the selected management or highly compensated personnel of the Company with the opportunity to defer amounts of their compensation which might not otherwise be deferrable under other Company plans, including the 401(k) Plan, and to receive the benefit of additions to their deferral, in the absence of certain restrictions and limitations in the Code. Participants elect the amount of pay they wish to defer up to the maximum percentage of compensation for the tier to which the employee is a member. Maximum deferrals range from 10% to 100% of compensation. The Company may contribute to the Plan an amount equal to a percentage of the amount each Participant contributes to the Plan. The Non-Qualified Plan is intended to be an unfunded plan for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Company contributions and voluntary compensation deferrals are held in a "Rabbi Trust" as that term is defined in Revenue Procedure 92-64, 1992-2 C.B. 422. Distributions of Plan contributions and earnings will be made upon termination of employment, disability, retirement or the financial hardship of the participant. In-service benefits are also available to participants.

EMPLOYMENT AGREEMENTS

  The Company has entered into an employment agreement with Joseph D. Sansone, effective October 1, 1996, pursuant to which Mr. Sansone serves as President of the Company. Under the terms of the agreement, the Company will pay Mr. Sansone an annual base salary of $225,000 in fiscal 1998 and 1999, subject to such increases as determined by the Company's Board of Directors. At the end of fiscal 1997, Mr. Sansone's annual base salary for fiscal 1998 is $275,000. The agreement also provides that Mr. Sansone is entitled to participate in a bonus plan, the terms of which are determined and approved by the Board of Directors, and in all of the Company's employee benefit plans and programs for which he is eligible under the terms of such plans or programs. In addition, the agreement provides that Mr. Sansone is entitled to life insurance coverage in the amount of $500,000, payable to the beneficiary of his choice, and certain long-term disability insurance coverage. Mr. Sansone is entitled to receive an allowance for expenses incurred in connection with owning, maintaining and operating an automobile for business use. The agreement is for an initial term of three years and is automatically renewed for successive one-year periods, subject to either party terminating the agreement at the end of the initial term or additional term, as the case may be. Mr. Sansone's salary for each additional term will be equal to the salary paid to him on the last day of the three-year initial term or the most recent additional term, unless otherwise agreed by the Company and Mr. Sansone. The agreement is terminated upon the death or disability of Mr. Sansone, and the Board of Directors may terminate Mr. Sansone's employment with or without cause (as defined in the agreement). In the event Mr. Sansone's employment is terminated without cause or terminated by Mr. Sansone for "good reason," the Company is obligated to pay Mr. Sansone his full salary and provide full benefits for the remainder of the contract term and for a period of 18 months thereafter. "Good reason" is defined as certain events resulting from a change in control of the Company or a failure by the Company to comply with any material term of the agreement which has not been cured within 10 days after notice. Mr. Sansone is not entitled to any severance benefits in the event his employment is terminated for cause or in the event he voluntarily terminates his employment with the Company.

  The Company has entered into an employment agreement with Stephen M. Mengert, dated July 22, 1996, pursuant to which he serves as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of the Company. Under the terms of the agreement, Mr. Mengert receives an annual base salary of $155,000 for the initial two-year term, subject to increase at the end of the first year as determined by the Board of Directors. Mr. Mengert's salary for the period July 22, 1997 to July 21, 1998 is $164,000. Mr. Mengert is also entitled to participate in a bonus plan, the terms of which are determined and approved by the Board of Directors, and all employee benefit plans and programs for which he is eligible under the terms of such plans or programs. Pursuant to the agreement, Mr. Mengert receives an allowance for expenses incurred in connection with owning, maintaining and operating an automobile for business use. The agreement is for an initial term of two years and is automatically renewed for successive one-year periods, subject to either party terminating the agreement at the end of the initial term or additional term, as the case may be. Mr. Mengert's salary for each additional term will be equal to the salary paid to him on the last day of the initial term or the most recent additional term, unless otherwise agreed by the Company and Mr. Mengert. The agreement is terminated upon the death or disability of Mr. Mengert, and the Board of Directors also may terminate Mr. Mengert's employment under the agreement with or without cause (as defined in the agreement). In the event Mr. Mengert's employment is terminated by the Company without cause, or terminated by Mr. Mengert for "good reason," the Company is obligated to pay Mr. Mengert his full salary and benefits for a period of 12 months. "Good reason" is defined as certain events resulting from a change in control of the Company or a failure by the Company to comply with any material term of the agreement which has not been cured within 10 days after notice. Under the terms of the agreement, Mr. Mengert is not entitled to any severance benefits in the event his employment with the Company is terminated with cause or in the event he voluntarily terminates his employment with the Company.

  The Company has entered into a five-year consulting agreement with Charles
P. Gaetano dated March 31, 1995 pursuant to the acquisition of Pediatric Partners, Inc. on March 31, 1995. Under the terms of the consulting agreement, Mr. Gaetano is an "at will" employee of the Company. Mr. Gaetano's annual base salary for fiscal 1998 is $116,500. If Mr. Gaetano is terminated within five years from the date of the consulting agreement without cause, then Mr. Gaetano will be engaged as a consultant to the Company at an annual consulting fee of $25,000 for the duration of the five-year term. As a consultant, Mr. Gaetano would be reimbursed for ordinary, necessary and reasonable business expenses incurred in the performance of his duties for the Company. Under the terms of the agreement, Mr Gaetano is not entitled to any severance benefits in the event his employment with the Company is terminated with cause or in the event he voluntarily terminates his employment with the Company.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  There were no transactions or relationships requiring disclosure under Item 404 of Regulation S-K for the 1997 Fiscal Year.

                            STOCK PERFORMANCE GRAPH

  The Company completed an initial public offering of its Common Stock and the Common Stock began trading on the NASDAQ National Market on June 10, 1994. The price information reflected for the Company's Common Stock in the following performance graph represents the closing sales prices of the Common Stock for the period from June 10, 1994 through September 30, 1997 (the end of fiscal
1997). The graph and the accompanying table compare the cumulative total stockholders' return on the Company's Common Stock with the Standard & Poor's ("S&P") 500 Index and the S&P Health Care Composite Index. The S&P Health Care Composite Index is composed of companies within the following industries: diversified health care, pharmaceuticals, miscellaneous health care, hospital management, and medical products and supplies. The calculation in the following graph and table assume that $100 was invested on June 10, 1994 in each of the Company's Common Stock, the S&P 500 Index and the S&P 500 Health Care Index and also assumes dividend reinvestment.


                     [STOCK PERFORMANCE GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE RETURNS AMONG
                  PSA, S&P HEALTHCARE INDEX AND S&P 500 INDEX

Measurement period      Measurement PT -
(Fiscal Year Covered)   6/10/94          FYE 9/94 FYE 9/95 FYE 9/96 FYE 9/97
---------------------   ---------------- -------- -------- -------- --------
COMPANY NAME
PSA INDEX                 $100.00       $161.00   $240.63  $237.50  $292.19
S&p HEALTHCARE INDEX      $100.00       $111.56   $159.06  $207.62  $269.70
S&P 500 INDEX             $100.00       $101.70   $131.40  $157.90  $206.50

(1) Homehealth Index (developed by Smith Barney): Based on a composite of prices weighted by market capitalization of: Amedisys, American Hojme Patient, Apria Healthcare, Interim Services Lincare, National Home Health Care, Option Care, RoTech Medical Star Multi Care Services, Transworld Home Healthcare and Home Health Corporation of America.

                                  PROPOSAL 2

                       APPROVAL OF PROPOSED AMENDMENT TO
                    AMENDED AND RESTATED STOCK OPTION PLAN

GENERAL

  The stockholders are being asked to consider and approve an amendment to the Stock Option Plan increasing, from 700,000 to 1,750,000 shares, the number of shares of Common Stock authorized to be issued upon the exercise of options granted under the Plan. In 1995, the Board of Directors adopted and the stockholders approved an increase in the number of shares of Common Stock subject to the Stock Option Plan from 500,000 to 700,000 shares. The Board of Directors believes that stock ownership is an important incentive for key employees and others to influence the success of the Company. The purpose of the Stock Option Plan is to provide a means by which selected key employees and directors of, and consultants and advisors to, the Company and its affiliates may be given the opportunity to purchase the Company's Common Stock.

  During fiscal 1997, the Compensation Committee, which administers the Plan, granted options to purchase 121,500 shares of Common Stock to selected key employees, of which 101,575 were subject to Board of Directors and stockholder approval of the proposed amendment to the Plan. The Compensation Committee also contemplates granting options in fiscal 1998 to certain key employees. These grants would also be subject to stockholder approval of the amendment to the Plan. On November 5, 1997, the Board of Directors approved the amendment to the Stock Option Plan increasing the number of options available under the Plan, subject to the approval of the amendment by the Company's stockholders at the Annual Meeting. If stockholder approval of the increase in shares of Common Stock available for issuance under the Plan is not obtained, all of the options granted subject to stockholder approval will be void.

  The following is a summary of the Stock Option Plan and the proposed amendment thereto. A copy of the full text of the Stock Option Plan, as proposed to be amended, will be furnished to any stockholder upon written request made to the Secretary of the Company.

  Eligible Participants. Incentive stock options may be granted under the Plan only to employees of the Company or its affiliates. Non-qualified stock options may be granted to key employees or directors of, or consultants or advisors to the Company or its affiliates. A director is not eligible to participate unless and until declared eligible by action of the Board of Directors or the Compensation Committee, and then only under certain prescribed conditions relating to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Certain other restrictions apply to holders of ten percent or more of the Common Stock of the Company. The number of eligible participants in the Plan as September 30, 1997 was approximately 85 persons.

  Administration. The Board of Directors has delegated the administration of the Stock Option Plan to the Compensation Committee. Subject to the terms of the Plan, the Committee has full and final authority, in its discretion, to select the persons who are granted options under the Plan and to determine the number of shares subject to each option, the duration of and all other terms and conditions of each option. The Board of Directors may at any time revoke its delegation of authority to the Committee or otherwise reserve for itself the administration of the Stock Option Plan.

  Number of Shares Available; Proposed Amendment. The Stock Option Plan currently has 700,000 shares approved for grant, of which 801,575 options had been granted as of September 30, 1997. A proposal to increase the number of shares of Common Stock for which options may be granted under the Stock Option Plan from 700,000 to 1,750,000 shares will be submitted to the stockholders at the Annual Meeting. As of September 30, 1997, 101,575 options have been granted to eligible participants, subject to stockholder approval of the amendment to the Plan. If stockholder approval of the amendment to the Stock Option Plan is not obtained, all of the options granted subject to stockholder approval of the amendment will be void.

  If any option terminates or is canceled for any reason without having been exercised in full, the shares of Common Stock not issued will then become available for additional grants of options under the Plan. The number of shares available under the Plan is subject to adjustment in the event of a stock split, stock dividend, recapitalization or other similar action. The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

  Plan Duration. The Board of Directors may suspend or terminate the Stock Option Plan at any time. Unless sooner terminated, the Plan will terminate on July 16, 2000, ten years from the date the Plan was originally adopted by the Board. No options may be granted under the Stock Option Plan while it is suspended or after it has terminated.

  Amendment and Termination. The Board may amend the Stock Option Plan at any time; provided, however, that no amendment shall, without stockholder approval, materially increase the benefits accruing to participants under the Plan; materially increase the number of securities that may be issued under the Plan; modify the requirements as to eligibility for participation in the Plan; or modify the Plan in any other way if such modification requires stockholder approval under Section 422A(b) of the Code, or to comply with the requirements of Rule 16b-3 under the Exchange Act. Without the consent of the grantee, rights and obligations under any option granted before amendment of the Stock Option Plan will not be altered or impaired by any amendment of the Plan.

  Restrictions on Transfer. Options granted under the Stock Option Plan are not transferable otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, and any such option is exercisable during the lifetime of the person to whom the option is granted only by such person.

  Adjustments. If any change is made in the stock subject to the Stock Option Plan or subject to any option granted thereunder (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Plan and outstanding options will be appropriately adjusted in the good faith judgment of the Board of Directors or the Committee.

STOCK OPTIONS

  Option Price. The exercise price of each incentive stock option granted under the Plan will not be less than 100%, and the exercise price of each non-qualified stock option granted under the Plan will not be less than 85%, of the fair market value of Common Stock of the Company on the date the option is granted. The closing price for the Company's Common Stock on the NASDAQ National Market was $20.50 per share as of December 1, 1997.

  Duration of Options. Each option granted under the Plan will terminate on the date fixed by the Committee, which will in no event be more than ten years after the date of grant. An option will terminate 30 days after termination of the grantee's employment or relationship as a consultant, advisor, or director with the Company or an affiliate, unless (i) such termination is due to such person's permanent and total disability, in which case the option may, but need not, provide that it may be exercised at any time within six months after such termination; or (ii) the grantee dies while in the employ of or while serving as a consultant, advisor, or director to the Company or an affiliate, or within not more than 30 days after termination of such relationship, in which case the option may, but need not, provide that it may be exercised at any time within six months following the death of the grantee by the person(s) to whom the grantee's rights under such option pass by will or by the laws of descent and distribution; or (iii) the option by its terms specifies a different date of termination.

  Exercise. Each option may be exercised at such time or times as may be determined by the Board or the Committee; provided, however, that an option granted under the Plan will not be exercisable until six months after the date of grant.

  Payment. Payment for Common Stock of the Company purchased upon the exercise of an option granted under the Plan must be paid either (i) in cash at the time the option is exercised, or (ii) at the discretion of the Board or the Committee (A) by delivery to the Company of Common Stock of the Company, (B) according to a deferred payment or other arrangement (which may include the use of Common Stock of the Company) with the grantee or his transferee, or (C) in any other form of legal consideration that may be acceptable to the Board or the Committee. In the case of any deferred payment arrangement, interest will be payable at least annually and will be charged at the minimum rate of interest necessary to avoid the treatment as interest, under applicable provisions of the Code, of any amounts other than amounts stated to be interest under a deferred payment arrangement.

FEDERAL INCOME TAX CONSEQUENCES

  Non-qualified Stock Options. Under present federal income tax regulations, there will be no federal income tax consequences to either the Company or the participant upon the grant of a non-qualified option. However, the participant will realize ordinary income on the exercise of a non-qualified option in an amount equal to the excess of the fair market value of the Common Stock acquired upon the exercise of such option over the exercise price, and the Company will receive a corresponding deduction. The gain, if any, realized upon the subsequent disposition by the participant of the Common Stock will constitute short-term or long-term capital gain, depending on the participant's holding period.

  Incentive Stock Options. Under present federal income tax regulations, there will be no federal income tax consequences to either the Company or the participant upon the grant of an incentive stock option or the exercise thereof by the participant. If the participant holds the shares for the greater of two years after the date the option was granted or one year after the acquisition of such shares (the "required holding period"), the difference between the aggregate option price and the amount realized upon disposition of the shares will constitute a short-term or long-term capital gain or loss, and the Company will not be entitled to a federal income tax deduction. If the shares are disposed of in a sale, exchange or other "disqualifying disposition" during the required holding period, the grantee will realize taxable ordinary income in an amount equal to the excess of the fair market value of the shares purchased at the time of exercise over the aggregate option price and the Company will be entitled to a federal income tax deduction equal to such amount.

BENEFITS TO NAMED EXECUTIVE OFFICERS AND OTHERS

  As of December 1, 1997, stock options granted under the Company's Stock Option Plans were outstanding and held by the persons and groups shown in the table below. The Committee has not yet made any determination as to which eligible participants will be awarded options under the Stock Option Plans in the future. Consequently, it is not presently possible to determine, with respect to the persons and groups shown in the table below, the benefits or amounts that will be received in the future by such persons or groups pursuant to the Stock Option Plans.

                                                     STOCK OPTION PLANS

                                     --------------------------------------------------------
                                             NUMBER OF OPTIONS
                                             GRANTED SUBJECT TO   TOTAL NUMBER
                                                STOCKHOLDER        OF OPTIONS        DOLLAR
             NAME AND POSITION                  APPROVAL (1)      OUTSTANDING       VALUE (2)
---------------------------------------------------------------------------------------------
             Joseph D. Sansone
    President and Chief Executive Officer          35,000           150,800        $  829,606
---------------------------------------------------------------------------------------------
             Stephen M. Mengert
   Chief Financial Officer, Secretary and
                  Treasurer                        20,000            40,000        $   77,599
---------------------------------------------------------------------------------------------
             James R. Henderson
     Senior Vice President of Operations           15,000            41,300        $  156,818
---------------------------------------------------------------------------------------------
             Charles P. Gaetano
    Senior Vice President of Development           15,000            30,000        $   28,549
---------------------------------------------------------------------------------------------
              Robert P. Pinkas
              Director Nominee                      9,000            28,000        $   89,140
---------------------------------------------------------------------------------------------
              Richard S. Smith
              Director Nominee                      9,000            28,000        $   89,140
---------------------------------------------------------------------------------------------
     All Executive Officers as a Group             85,000           262,100        $1,092,572
---------------------------------------------------------------------------------------------
   All Non-Executive Directors as a Group          45,000           140,000        $  445,700
---------------------------------------------------------------------------------------------
  All Non-Executive Officer Employees as a
                    Group                         130,780           420,768        $2,418,649

--------
(1) Includes options granted on February 24, 1997 and October 22, 1997 subject to stockholder approval of the increase in the number of shares of Common Stock issuable under the Plan.
(2) Such value is computed by subtracting the option exercise price from the market value of the Common Stock on December 1, 1997 and multiplying that figure by the number of options.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED STOCK OPTION PLAN.

                                  PROPOSAL 3

                    APPROVAL OF PROPOSED AMENDMENTS TO THE
                         DIRECTORS' STOCK OPTION PLAN

GENERAL

  The stockholders are being asked to consider and approve amendments to the Directors' Stock Option Plan, (a) increasing from 95,000 to 300,000 shares, the number of shares of Common Stock authorized to be issued upon the exercise of options granted under the Plan and (b) giving the Compensation Committee the authority and sole discretion (i) to make grants of options under the Plan in addition to the annual grants described below, and (ii) to approve all subsequent transactions related to the grants. In 1995, the Board of Directors adopted, and the stockholders approved an increase in the number of shares of Common Stock issuable under the Plan from 50,000 to 95,000 shares. The Board of Directors believes that stock ownership is an important incentive for non-employee directors. The purpose of the Directors' Stock Option Plan is to encourage ownership of the Company's Common Stock on the part of its non-employee directors and to thereby provide them with an increased incentive to oversee and manage the affairs of the Company in a way that will create value for the Company's stockholders. Options are granted under the Directors' Stock Option Plan in lieu of cash fees to non-employee directors.

  During fiscal 1997, the Compensation Committee granted non-employee directors of the Company options to purchase an additional 45,000 shares of Common Stock subject to Board of Directors and stockholder approval of the proposed amendments to the Plan. On November 5, 1997, the Board of Directors approved the amendments to the Directors' Stock Option Plan (a) increasing from 95,000 to 300,000 shares, the number of shares of Common Stock authorized to be issued upon the exercise of options granted under the Plan and (b) giving the Compensation Committee the authority and sole discretion (i) to make grants of options under the Plan in addition to the annual grants described below, and (ii) to approve all subsequent transactions related to the grants, subject to the approval of the amendments by the Company's stockholders at the Annual Meeting. If stockholder approval of the amendments is not obtained, all of the options granted subject to stockholder approval will be void.

  The following is a summary of certain material provisions of the Directors' Stock Option Plan and the proposed amendment thereto. A copy of the full text of the Directors' Stock Option Plan, as proposed to be amended, will be furnished to any stockholder upon written request made to the Secretary of the Company.

  Eligible Participants. All directors of the Company who are not also serving as paid employees of the Company are eligible to participate in the Directors' Stock Option Plan. There are currently five non-employee directors of the Company.

  Administration. The Directors' Stock Option Plan is administered by the Compensation Committee.

  Number of Shares Available; Proposed Amendments. The Directors' Stock Option Plan currently has 95,000 shares approved for grant. Immediately prior to the July 26, 1997 grant date under the Plan, there were only 5,000 shares of Common Stock available for issuance upon the exercise of options granted under the Plan. In accordance with the terms of the Plan, each of the five-non-employee directors received options to purchase 1,000 shares of Common Stock on July 26, 1997. Therefore, there are currently no remaining shares of Common Stock as to which options can be granted under the Directors' Stock Option Plan. A proposal to increase the number of shares of Common Stock for which options may be granted under the Directors' Stock Option Plan from 95,000 to 300,000 shares, and to give the Compensation Committee the authority and sole discretion to make grants of options under the Plan in addition to the annual grants and to approve all subsequent transactions related to the grants, will be submitted to the stockholders at the Annual Meeting. As of September 30, 1997, options to purchase 9,000 shares of Common Stock have been granted to each of the five non-employee directors, effective February 24, 1997, subject to stockholder approval of the amendments to the Plan. If stockholder approval of the amendments to the Directors' Stock Option Plan is not obtained, all of the options granted subject to stockholder approval of the amendment will be void.

  In the event that any outstanding option granted under the Directors' Stock Option Plan for any reason expires or is terminated prior to exercise, the shares of Common Stock allocable to the unexercised portion of such option may again be subject to any option granted under the Directors' Stock Option Plan.

STOCK OPTIONS

  Formula Grants. On the day of the closing of the Company's initial public offering of its Common Stock (June 10, 1994, the "IPO Date"), the Directors' Option Plan was established to provide that on the IPO Date and each anniversary thereof, each non-employee director of the Company who was serving in such capacity as of such dates, would receive an option to purchase 3,000 shares of the Company's Common Stock under the Directors' Stock Option Plan. At the 1995 Annual Meeting of Stockholders, the stockholders approved an additional grant of options to purchase 3,000 shares of the Company's Common Stock under the Directors' Option Plan on July 26, 1995, and on each anniversary thereof, to each non-employee director of the Company serving in such capacity on such dates. Therefore, pursuant to the terms of the Plan, options to purchase 6,000 shares of Common Stock are granted annually to each non-employee director of the Company who is serving as such on June 10th and July 26th of that year. The Plan provides that if on any grant date there are insufficient shares available to grant to each eligible director options to purchase 3,000 shares of Common Stock, the remaining shares will be prorated equally among the eligible directors.

  Discretionary Grants. Under the Plan as it is proposed to be amended, the Compensation Committee will have authority and sole discretion to grant additional options to non-employee directors. Options to purchase 9,000 shares of Common Stock were granted to each of the five non-employee directors, effective as of February 24, 1997, subject to shareholder approval of the proposed Plan amendments.

  Option Price. The option price for each option granted under the Directors' Stock Option Plan is and will be the fair market value of the shares of Common Stock subject to the option on the date of grant. The closing price for the Company's Common Stock on the NASDAQ National Market was $20.50 per share as of December 1, 1997.

  Duration of Options. Each option granted under the Directors' Stock Option Plan will, to the extent not previously exercised, terminate and expire on the date ten years after the date of grant of the option, unless earlier terminated as provided in the Plan.

  Exercise. Each option granted under the Directors' Stock Option Plan becomes exercisable, in whole or in part, on the first anniversary of the date of grant, but only if the holder is serving as a director of the Company at such vesting date.

FEDERAL INCOME TAX CONSEQUENCES

  Under current tax laws, there is no federal income tax effect, either to the grantee or to the Company, on the grant of an option under the Directors' Stock Option Plan. Upon exercise of an option granted under the Directors' Stock Option Plan, the grantee will recognize ordinary taxable income equal to the excess of the fair market value of the Common Stock on that date over the exercise price. The Company will be entitled to a deduction in the same amount at the same time.

BENEFITS TO NON-EMPLOYEE DIRECTORS AND OTHERS

  Only non-employee directors of the Company are entitled to participate in the Directors' Stock Option Plan (currently five persons). As of December 1, 1997, options to purchase 95,000 shares of Common Stock had been granted under the Directors' Stock Option Plan to each of the five non-employee directors, including Messrs. Pinkas and Smith who are the nominees for election as directors at the Annual Meeting. Each of the five non-employee directors holds 20% of the options currently outstanding under the Plan. Additionally, as of September 30, 1997, options to purchase 9,000 shares of Common Stock had been granted under the Directors' Stock Option

Plan to each of the five non-employee directors, including Messrs. Pinkas and Smith, effective in each case as of February 24, 1997, but subject to the approval of the proposed amendments to the Directors' Stock Option Plan by the stockholders at the Annual Meeting. Assuming that the proposed amendments to the Directors' Stock Option Plan is approved by the stockholders at the Annual Meeting, and assuming that there are five non-employee directors of the Company in each year, the non-employee directors of the Company as a group will receive options for the purchase of 30,000 shares of Common Stock each year and may receive additional options at the discretion of the Compensation Committee, until options for all shares of Common Stock authorized under the Plan have been granted. The value of these options will be equal to the excess of the fair market value of the Common Stock of the Company on the date of exercise of the option over the fair market value of the Common Stock on the date of grant. The closing price of the Company's Common Stock on the NASDAQ National Market was $20.50 per share as of December 1, 1997.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENTS TO THE DIRECTORS' STOCK OPTION PLAN.

                                  PROPOSAL 4

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors of the Company has appointed the firm of Ernst & Young LLP to serve as independent auditors of the Company for fiscal 1998 and has directed that such appointment be submitted to the stockholders of the Company for ratification at the Annual Meeting. Ernst & Young LLP has served as independent auditors of the Company since 1989 and is considered by management of the Company to be well qualified. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Board of Directors will reconsider the appointment.

  Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire. They also will be available to respond to appropriate questions from stockholders.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG, LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

                 SECTION 16(A) OF THE SECURITIES EXCHANGE ACT
                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder require the Company's directors and executive officers and persons who own more than 10% of the Company's Common Stock, as well as certain affiliates of such persons, to file initial reports of their ownership of the Company's Common Stock and subsequent reports of changes in such ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Directors, executive officers and persons owning more than 10% of the Company's Common Stock are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received by it and written representations from the reporting persons that no other reports were required of those persons, to the Company's knowledge during and with respect to fiscal 1997, all filing requirements applicable to its directors, executive officers and beneficial owners of more than 10% of its Common Stock were complied with in a timely manner.

                STOCKHOLDERS' PROPOSALS FOR 1999 ANNUAL MEETING

  Proposals of stockholders, including nominations for the Board of Directors, intended to be presented at the 1999 Annual Meeting of Stockholders must be submitted to the Company in accordance with the procedures set forth in
Article II, Sections 5 and 6, respectively, of the Bylaws of the Company. Accordingly, stockholders generally must submit such proposals and nominations in writing to the Company by November 1, 1998 in order for such matters to be included in the Company's proxy materials for, and voted upon at, the 1999 Annual Meeting. All such proposals and nominations should be submitted on or before such date by certified mail, return receipt requested, and must be received by the Secretary at the Company's corporate offices at 3159 Campus Drive, Norcross, Georgia 30071-1042.

             OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

  The Board of Directors of the Company knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the accompanying form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of the Company.

                                          By Order of the Board of Directors.

                                           /s/ Joseph D. Sansone
                                          -------------------------------------
                                          Joseph D. Sansone
                                          President and Chief Executive
                                           Officer

Norcross, Georgia
December 30, 1997

                               ----------------

  The Company's 1997 Annual Report, which includes audited financial statements, has been mailed to stockholders of the Company with these proxy materials. The Annual Report does not form any part of the material for the solicitation of proxies.

                                  APPENDIX I
                          TO THE 1998 PROXY STATEMENT

                               AMENDMENT TO THE
                      PEDIATRIC SERVICES OF AMERICA, INC.
                    AMENDED AND RESTATED STOCK OPTION PLAN

  This Amendment to the Pediatric Services of America, Inc. Amended and
Restated Stock Option Plan (the "Plan") is made and entered into this    day
of     , 1997, to be effective as of the 1st day of January, 1997, by
Pediatric Services of America, Inc. (the "Company").

                                  WITNESSETH:

  WHEREAS, the Company wishes to amend the plan to increase the number of shares available for issuance under the Plan.

  NOW, THEREFORE, the Plan is hereby amended as follows:

                                      1.

  Section 3(a) of the Plan is amended to read as follows:

  "(a) Effective as of the January 1, 1997, subject to the provisions of paragraph 9 relating to adjustments upon changes in stock, the stock that may be sold pursuant to options granted under the Plan (together with any options granted to Directors of the Company outside of the Plan) shall not exceed in the aggregate One Million Seven Hundred Fifty Thousand (1,750,000) shares of the Company's Common Stock. If any option granted under the Plan shall for any reason expire or otherwise terminate without having been exercised in full, the stock, not purchased shall again become available for the Plan."

                                      2.

  Except as specifically set forth herein, the terms of the Plan shall remain in full force and effect.

  IN WITNESS WHEREOF, the Company has caused this Amendment to the Plan to be executed by its duly authorized officer as of the date first written above.


                                          PEDIATRIC SERVICES OF AMERICA, INC.

                                          By: _________________________________

                                          Title: ______________________________

                                  APPENDIX II
                          TO THE 1998 PROXY STATEMENT

                               AMENDMENT TO THE
                      PEDIATRIC SERVICES OF AMERICA, INC.
                         DIRECTORS' STOCK OPTION PLAN

  This Amendment to the Pediatric Services of America, Inc. Directors' Stock Option Plan (the "Plan") is made and entered into this day of , 1997, to be effective as of the 1st day of January, 1997, by Pediatric Services of America, Inc., (the "Company").

                                  WITNESSETH:

  WHEREAS, the Company wishes to amend the Plan to provide for discretionary grants of options to the outside directors, as well as to increase the number of shares available for issuance under the Plan.

  NOW, THEREFORE, the Plan is hereby amended as follows:

                                      1.

   Section 4 of the Plan is amended to read as follows:

   "Section 4. Reserved Shares. Effective January 1, 1997, a total of Three hundred Thousand (300,000) shares of the Company's Common Stock is reserved for issuance pursuant to the terms of the Plan."

                                      2.

     Section 5 of the Plan is hereby amended by adding the following paragraph to the end thereof:

   "Effective as of January 1, 1997, the Compensation Committee of the Board of Directors (the "Compensation Committee") shall have the authority and sole discretion (i) to make additional grants of options to acquire shares of the Corporation's Common Stock to Eligible Directors at such times and in such amounts as the Compensation Committee in its sole discretion shall deem appropriate and (ii) to approve all subsequent transactions related to such grants."

                                      3.

   Effective as January 1, 1997, Section 12 of the Plan is deleted in its entirety.

                                      4.

  Except as specifically set forth herein, the terms of the Plan shall remain in full force and effect.

  IN WITNESS WHEREOF, the Company has caused this Amendment to the Plan to be executed by its duly authorized officer as of the date first written above.

                                          PEDIATRIC SERVICES OF AMERICA, INC.

                                          By: _________________________________

                                          Title: ______________________________

                      PEDIATRIC SERVICES OF AMERICA, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  FOR THE 1998 ANNUAL MEETING OF STOCKHOLDERS

        The undersigned hereby acknowledges receipt of the Notice of the 1998 Annual Meeting of Stockholders and Proxy Statement and does hereby appoint Adam
O. Holzhauer and Michael J. Finn, and either of them, with full power of substitution, as proxy or proxies of the undersigned to represent the undersigned and to vote all shares of Pediatric Services of America, Inc. Common Stock which the undersigned would be entitled to vote if personally present at the 1998 Annual Meeting of Stockholders of Pediatric Services of America, Inc., to be held in the Medlock Auditorium at the Northeast Atlanta Hilton, 5993 Peachtree Industrial Boulevard, Norcross, Georgia, at 3:00 p.m. on January 21, 1998, and at any adjournment(s) thereof, as indicated on the reverse hereof:

1.      The election of two     FOR all nominees        WITHHOLD AUTHORITY to
        Class I Directors to    listed below (except    vote for all nominees
        serve until the 2001    as marked to the        listed below  [ ]
        Annual Meeting of       contrary below)  [ ]
        Stockholders:

                      ROBERT P. PINKAS, RICHARD S. SMITH

   (Instruction: To withhold authority to vote for any nominee, write that nominee's name in the space provided below.)


     ---------------------------------------------------------------------

2. The approval of an amendment to the Company's Amended and Restated Stock Option Plan to increase the number of shares of Common Stock authorized for issuance from 700,000 to 1,750,000:

                For [ ]         Against [ ]         Abstain [ ]

3. (a) The approval of an amendment to the Company's Amended and Restated Directors' Stock Option Plan to increase the number of shares of Common Stock authorized for issuance from 95,000 to 300,000:

                For [ ]         Against [ ]         Abstain [ ]

        (b) The approval of an amendment to the Company's Amended and Restated Directors' Stock Option Plan to give the Compensation Committee the authority and sole discretion to (i) make additional grants of options and (ii) approve all subsequent transactions related to the grants:

                For [ ]         Against [ ]         Abstain [ ]

4. The ratification of the appointment of Ernst & Young, LLP as independent auditors of the Company for fiscal 1998:

                For [ ]         Against [ ]         Abstain [ ]

In their discretion, the proxies are authorized to vote on such other business as may properly come before the Annual Meeting or any adjournment(s) thereof. The Board of Directors knows of no other business to be presented at the Annual Meeting.

                          TO BE SIGNED ON OTHER SIDE

                        PLEASE COMPLETE, DATE, SIGN AND
                          RETURN THIS PROXY PROMPTLY

        This Proxy, when properly executed, duly returned and not revoked, will be voted in accordance with the directions given by the undersigned stockholder. If no direction is given, it will be voted "For" the nominees listed in Proposal 1 and Proposals 2, 3 (a) and (b), and 4.



                                                Signature(s)


                                ------------------------------------------------


                                ------------------------------------------------


                                Date
                                    --------------------------------------------


        Please sign exactly as your name(s) appears hereon. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, give your full title as such. If the signatory is a corporation or partnership, sign the full corporate or partnership name by a duly authorized officer.









                                      25